Exhibit 99.4

FOR IMMEDIATE RELEASE	Contact:	Larry Tannenbaum
Chief Financial Officer
(650) 940-4700
January 17, 2007
Mountain View, California
IRIDEX CLOSES ACQUISITION OF LASERSCOPE
AESTHETICS BUSINESS
Updates Fourth Quarter 2006 Revenue Forecast
Provides Preliminary 2007 Outlook
IRIDEX Corporation (NASDAQ/NMS: IRIX) today announced that it has completed the acquisition of the aesthetics business of Laserscope pursuant to the terms of the definitive agreement IRIDEX entered into with Laserscope and American Medical Systems Holdings, Inc. on November 30, 2006.
Under the agreement, IRIDEX has acquired certain assets and liabilities of Laserscope including four patents, a license to an additional nine Laserscope patents, and a license under Palomar hair removal patents, for $26 million in cash and approximately 214,000 unregistered shares of IRIDEX Common Stock. IRIDEX has also acquired between $7.3 million and $9.5 million in net assets in this transaction, including accounts receivable from Laserscope. The cash payment and net assets are subject to post closing adjustments. IRIDEX used a combination of existing cash and bank financing, provided by Mid Peninsula Bank, to close the transaction.
“We are very excited about the potential for shareholder returns generated by combining the Laserscope team of employees and technology with the current capabilities at IRIDEX,” said Barry Caldwell, President and CEO. “We have already begun the integration process and will begin cross-training sessions with the U.S. sales, service and clinical teams next week. Our preliminary assessment of our opportunities in 2007 leads us to believe that on a combined basis, revenue for the full year 2007 should be approximately $75 million. This would compare with preliminary full year 2006 revenue of approximately $36 million. The preliminary 2006 revenue result is below our original forecast due to a combination of orders falling short of expectations for dermatology and international ophthalmic equipment and to manufacturing capacity constraints that impacted the shipping of one of our recently introduced laser products. As a result, we expect our fourth quarter revenue to be approximately $9.0 million with nearly $600,000 in backlog.
“With the acquisition closed, we are now focused on refining our 2007 plan. We do expect that for the year, not including any one-time charges associated with the acquisition, we will generate solid profitability on a GAAP basis and have approximately 8.8 million shares outstanding as of today. We currently plan to provide further detail on our 2007 outlook when we report our final fourth quarter and 2006 results in early March,” Mr. Caldwell concluded.

About IRIDEX
IRIDEX Corporation is a leading worldwide provider of therapeutic based laser systems, disposable laser probes and delivery devices to treat eye diseases in ophthalmology and skin diseases in dermatology markets (also referred to as aesthetics). IRIDEX products are sold in the United States through a direct sales force and internationally through a network of 77 independent distributors into 107 countries. For further information, visit the Company’s website at www.iridex.com
Safe Harbor Statement
This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Act of 1934, as amended, relating to the Company’s growth prospects, efforts to integrate the Laserscope aesthetics business, revenue growth, earnings, profitability and ability to provide future forecasts. Actual results could differ materially and adversely from those projected in the forward- looking statements based on, among other things, the risk that we will need to make adjustments to our financial results as part of the Company’s customary quarterly and annual financial closing procedures and review by the Company’s management and independent registered public accounting firm, the actual order and shipment rate for the Company’s ophthalmology and dermatology product lines, the rate of sales to OEM customers, the rate of growth in sales of disposables and services, our ability to reduce expenses, our ability to remediate material weaknesses in our disclosure controls and the impact of any continuing weakness and uncertainties related to general economic conditions or weakness in overall demand in the Company’s markets, especially with regard to the Company’s dermatology products which are typically used for elective procedures that can be deferred. Additional risks and uncertainties to which the Company are subject may include, but may not necessarily be limited to, the amount of orders that the Company receives and ships, dependence on international sales and the Company’s network of independent distributors, the risks associated with bringing new products to market, and the results of clinical trials and competition in our markets, as well as the risks associated with a competitive market for management talent and the risks inherent with identifying, negotiating and integrating strategic acquisitions of complementary businesses, including the acquisition of the aesthetics business of Laserscope, products or technologies. Please see a detailed description of these risks contained in our Quarterly Reports on Form 10-Q and Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed with the Securities and Exchange Commission. Forward- looking statements contained in this announcement are made as of this date and will not be updated.